Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

SATCON TECHNOLOGY CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Satcon Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby certify that, pursuant to the authority conferred upon the Company’s Board of Directors (the “Board”) by the Certificate of Incorporation of the Company, the following resolution was duly adopted on January 6, 2011, creating a series of Preferred Stock of the Company designated as “Series A Junior Participating Preferred Stock”:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there is hereby created out of the shares of Preferred Stock, par value $0.01 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Junior Participating Preferred Stock,” consisting of 200,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

1.             Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 200,000.

2.             Dividends and Distributions.

(a)           Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and of any other stock ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. The “Adjustment Number” shall initially be 1,000.  In the event the Company shall at any time after January 6, 2011 (A) declare and pay any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors of the Company may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.             Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)           Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Company.

(b)           Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)           If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two.  In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock as is specified in Section 3(a).  Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(c).  Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(c) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders.  If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to re-vesting in the event of each and every subsequent like default in payments of dividends.  Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors of the Company shall be reduced by two.  The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

(d)           Except as required by law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.             Certain Restrictions.

(a)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i)            declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series A Preferred Stock; or

(iv)          redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the Company) to all holders of such shares upon such terms as the Board of Directors of the Company, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

5.             Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors of the Company, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

6.             Liquidation, Dissolution, or Winding Up.

(a)           Upon any liquidation (voluntary or otherwise), dissolution, or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment and (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Company.

(b)           In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

(c)           Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

7.             Consolidation, Merger, Etc.  In case the Company shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash, or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8.             No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

9.             Ranking.  The Series A Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10.           Amendment.  At any time when any shares of Series A Preferred Stock are outstanding, neither the Certificate of Incorporation of the Company nor this Certificate of Designation shall be amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

11.           Fractional Shares.  The Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Stock.

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IN WITNESS WHEREOF, Satcon Technology Corporation has caused this Certificate of Designation to be signed by the undersigned this 6th day of January, 2011.

SATCON TECHNOLOGY CORPORATION

By:	/s/ Donald R. Peck

Name:	Donald R. Peck

Title:	Chief Financial Officer